As filed with the Securities and Exchange Commission on September 28, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WEBSIDESTORY, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0727173 (I.R.S. Employer Identification No.)

10182 Telesis Court, 6th Floor
San Diego, California 92121
(Address of Principal Executive Offices)

2004 EQUITY INCENTIVE AWARD PLAN
AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

(Full title of the plans)

Jeffrey W. Lunsford
President, Chief Executive Officer and Chairman
WebSideStory, Inc.
10182 Telesis Court, 6th Floor
San Diego, California 92121
(Name and address of agent for service)
(858) 546-0040
(Telephone number, including area code, of agent for service)

Copies to:
Scott N. Wolfe, Esq.
Barry M. Clarkson, Esq.
Adam K. Simpson, Esq.
Latham & Watkins LLP
12636 High Bluff Drive, Suite 300
San Diego, California 92130
(858) 523-5400

CALCULATION OF REGISTRATION FEE

			Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
	to be	Offering Price	Offering	Registration
Title of Securities to be Registered	Registered(1)	Per Share	Price	Fee
Common Stock, par value $0.001 per share	4,100,000 Shares	$8.50 (2)	$34,850,000 (3)	$4,416
Common Stock, par value $0.001 per share	1,149,999 Shares	$3.64 (4)	$4,323,997 (5)	$548

Total	5,249,999 Shares	—	$39,173,997	$4,964

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents 4,100,000 shares of Common Stock available for future issuance under the WebSideStory, Inc. 2004 Equity Incentive Award Plan (the “2004 Plan”).

(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the initial public offering price of our common stock as set forth in our Prospectus filed with the Securities and Exchange Commission on September 28, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

(4)	Represents 1,149,999 shares of Common Stock subject to outstanding options under the WebSideStory, Inc. Amended and Restated 2000 Equity Incentive Plan (the “2000 Plan”) as of the date of our initial public offering.

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the weighted average exercise price of the options granted under the 2000 Plan.

PART I

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

     The Securities and Exchange Commission (the “Commission”) allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	The Prospectus filed by us on September 28, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to our initial public offering of common stock, which contains our audited financial statements for the latest fiscal year for which such statements have been filed; and

(2)	The description of our common stock contained in our Registration Statement on Form 8-A filed on August 16, 2004, under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

     These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

     As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in our bylaws are not exclusive.

     We have entered into, and intend to continue to enter into, separate indemnification agreements with each of our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require us to advance any expenses incurred by the directors or officers as a result of any proceedings against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	2004 Equity Incentive Award Plan and Form of Option Grant Agreement.

4.2*	Amended and Restated 2000 Equity Incentive Plan.

5.1	Opinion of Latham & Watkins LLP, with respect to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-115916).

Item 9. Undertakings.

(a)  We hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 28th day of September, 2004.

WEBSIDESTORY, INC.

By:	/s/ Jeffrey W. Lunsford Jeffrey W. Lunsford President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey W. Lunsford and Thomas D. Willardson, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jeffrey W. Lunsford Jeffrey W. Lunsford	President,Chief Executive Officer and Chairman (Principal Executive Officer)	September 28, 2004

/s/ Thomas D. Willardson Thomas D. Willardson	Chief Financial Office (Principal Financial Officer and Accounting Officer)	September 28, 2004

/s/ Blaise P. Barrelet Blaise P. Barrelet	Director	September 28, 2004

/s/ Charles J. Fitzgerald, Jr. Charles J. Fitzgerald, Jr.	Director	September 28, 2004

/s/ James R. Glynn James R. Glynn	Director	September 28, 2004

Signature	Title	Date
/s/ Kurt R. Jaggers Kurt R. Jaggers	Director	September 28, 2004

/s/ James S. Mahan III James S. Mahan III	Director	September 28, 2004

EXHIBIT INDEX

Exhibit
Number
4.1	2004 Equity Incentive Award Plan and Form of Option Grant Agreement.

4.2*	Amended and Restated 2000 Equity Incentive Plan.

5.1	Opinion of Latham & Watkins LLP, with respect to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page).

*	Incorporated by reference to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-115916).